EXHIBIT 10YY
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1999 Incentive Plan


The Company resolved that an Incentive Plan providing for the payment to the Chief Executive Officer of the Corporation of ( i) a 5% commission on all new sales of microwave bags and laminated products and (ii) a 15% commission on all new cash license fees, including any royalties paid during the term of the Incentive Plan is hereby adopted and approved for a one year period, subject to negotiation at the expiration thereof; providing, however, that any licensing agreement providing for upfront license fees, in the aggregate of at least $100,000 during the first year of the term of such agreement shall be subject to the prior approval of the Board of Directors and provided, further, that the total commissions paid to the Chief Executive Officer pursuant to such Incentive Plan shall not exceed $150,000.



BOARD APPROVAL ON FEBRUARY 1999.